EXHIBIT 99.1

FIRST SAVINGS FINANCIAL GROUP, INC. REPORTS 2010 FIRST QUARTER FINANCIAL RESULTS

Clarksville, Indiana—January 25, 2010. First Savings Financial Group, Inc. (NASDAQ: FSFG - news) (the "Company"), the holding company for First Savings Bank, F.S.B. (the "Bank"), today reported net income of $892,000, or $0.38 per diluted share, for the quarter ended December 31, 2009 compared to a net loss of $640,000 or $(0.29) per diluted share for the quarter ended December 31, 2008.

On September 30, 2009, the Bank completed its acquisition of Corydon-based Community First Bank (“CFB”). The acquisition was recorded using the purchase method of accounting and was effective at the close of business on September 30, 2009.

Net interest income after provision for loan losses increased $2.7 million for the quarter ended December 31, 2009 as compared to the same period in 2008. Interest income increased $3.4 million when comparing the two periods due primarily to an increase in the average balance of earning assets of $230.0 million from $212.9 million in 2008 to $442.9 million in 2009.  The increase in earning assets primarily relates to the acquisition of CFB.  The average tax-equivalent yield of interest-earning assets was 6.05% for 2008 compared to 6.04% for 2009. Interest expense increased $378,000 as the average balance of interest-bearing liabilities increased $251.9 million from $166.9 million in 2008 to $418.7 million in 2009,  offset by a decrease in the average cost of those liabilities from 3.09% to 1.59% when comparing the two periods. The provision for loan losses increased $299,000 from $59,000 for the three-month period ended December 31, 2008 to $358,000 for the three-month period ended December 31, 2009.  The increase in the provision for loan losses is primarily due to an increase in classified loans during the quarter ended December 31, 2009.

Noninterest income increased $443,000 for the three months ended December 31, 2009 as compared to the same period in 2008. The increase was primarily due to increases in service charges on deposit accounts of $264,000 (primarily due to fees earned on acquired CFB accounts), commission income of $28,000 and other income of $137,000, which includes an unrealized gain of $61,000 on an interest rate cap contract acquired in the CFB acquisition.

Noninterest expenses increased $776,000 for the three months ended December 31, 2009 as compared to the same period in 2008. Compensation and benefits expense increased $1.1 million primarily due to additional personnel resulting from the CFB acquisition. Occupancy, data processing, FDIC insurance premiums and other operating expenses increased $318,000, $96,000, $142,000 and $227,000, respectively, when comparing the two periods, also primarily as a result of the CFB acquisition.  Charitable contributions decreased $1.2 million when comparing the two periods due to the $1.2 million one-time contribution to the First Savings Charitable Foundation during 2008.

The Company recognized income tax expense of $438,000 for the three months ended December 31, 2009 compared to a tax benefit of $409,000 for the three-month period ended December 31, 2008.  The tax benefit for the period ended December 31, 2008 was primarily due to increased deferred tax assets related to the temporary timing difference generated by the $1.2 million charitable contribution to the First Savings Charitable Foundation.

Total assets as of December 31, 2009 were $491.4 million compared to $480.8 million at September 30, 2009. Cash and cash equivalents, investment securities, cash surrender value of life insurance and other assets increased $3.6 million, $5.4 million, $1.3 million and $1.5 million, respectively.

Deposits and advances from the FHLBI increased $9.2 million and $3.6 million, respectively, while federal funds purchased decreased by $1.2 million from September 30, 2009 to December 31, 2009.

Stockholders’ equity decreased $241,000 from $52.9 million at September 30, 2009 to $52.6 million at December 31, 2009.  The decrease was due primarily to the open market repurchase of $1.3 million of common stock recorded as treasury stock, offset by a $202,000 increase in accumulated other comprehensive income representing the net unrealized gains on available for sale securities, $182,000 for ESOP shares released during the quarter and $700,000 of retained net earnings.  During the quarter ended December 31, 2009, the Company declared a special dividend of $0.08 per share, totaling $193,000, payable to shareholders of record as of the close of business on January 4, 2010.

First Savings Bank has fourteen offices in the Indiana communities of Clarksville, Jeffersonville, Charlestown, Sellersburg, Floyds Knobs, Georgetown, Corydon, English, Leavenworth, Marengo, Milltown and Salem.  Access to First Savings Bank accounts, including online banking and electronic bill payments, is available anywhere with Internet access through the Bank's website at www.fsbbank.net. Community First Bank division customers can continue to access their accounts with Internet access via the CFB website at www.c-f-b.com.

This release may contain forward-looking statements within the meaning of the federal securities laws. These statements are not historical facts; rather, they are statements based on the Company's current expectations regarding its business strategies and their intended results and its future performance. Forward-looking statements are preceded by terms such as "expects," "believes," "anticipates," "intends" and similar expressions.

Forward-looking statements are not guarantees of future performance. Numerous risks and uncertainties could cause or contribute to the Company's actual results, performance and achievements to be materially different from those expressed or implied by the forward-looking statements. Factors that may cause or contribute to these differences include, without limitation, changes in general economic conditions, including changes in market interest rates and changes in monetary and fiscal policies of the federal government; legislative and regulatory changes; the Company’s inability to realize the expected benefits of the acquisition of CFB; and other factors disclosed periodically in the Company's filings with the Securities and Exchange Commission.

Because of the risks and uncertainties inherent in forward-looking statements, readers are cautioned not to place undue reliance on them, whether included in this report or made elsewhere from time to time by the Company or on its behalf. Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.

Contact
Tony A. Schoen, CPA
Chief Financial Officer
812-283-0724

FIRST SAVINGS FINANCIAL GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited)

	Three Months Ended
	December 31,
OPERATING DATA:	2009	2008
(In thousands, except share and per share data)

Total interest income	$6,595	$3,206
Total interest expense	1,667	1,289

Net interest income	4,928	1,917
Provision for loan losses	358	59

Net interest income after provision for loan losses	4,570	1,858

Total noninterest income	725	282
Total noninterest expense	3,965	3,189

Income (loss) before income taxes	1,330	(1,049)
Income tax expense (benefit)	438	(409)

Net Income (Loss)	$892	$(640)

Net Income (Loss) per share, basic	0.38	(0.29)
Weighted average common shares outstanding, basic	2,348,048	2,186,313

Net Income (Loss) per share, diluted	0.38	(0.29)
Weighted average common shares outstanding, diluted	2,348,048	2,186,313

Performance ratios (three-month data annualized):
Return on average assets	0.74%	-1.12%
Return on average equity	6.74%	-5.08%
Interest rate spread	4.45%	2.96%
Net interest margin	4.53%	3.63%
Efficiency ratio	70.14%	145.02%

	December 31,	September 30,
FINANCIAL CONDITION DATA:	2009	2009
(Dollars in thousands)

Total assets	$491,355	$480,811
Cash and cash equivalents	13,963	10,404
Investment securities	84,776	79,362
Gross loans	357,337	357,518
Allowance for loan losses	3,934	3,695
Goodwill	5,882	5,882
Core deposit intangible	2,668	2,741
Earning assets	445,354	439,717
Deposits	359,971	350,816
FHLB debt	59,367	55,773
Total liabilities	438,719	427,934
Stockholders' equity	52,636	52,877

Non-performing assets:
Nonaccrual loans	5,728	4,731
Accruing loans past due 90 days	350	542
Foreclosed real estate	904	1,589
Other nonperforming assets	14	64

Asset quality ratios:
Allowance for loan losses as a percent of
total gross loans	1.10%	1.04%
Allowance for loan losses as a percent of
nonperforming loans	64.73%	70.07%
Nonperforming loans as a percent of total loans	1.70%	1.47%
Nonperforming assets as a percent of total assets	1.42%	1.44%